EXHIBIT 10.1

                                               [GRAPHIC OMITTED] [SPX LOGO]


                                                  December 8, 2004
Mr. John B. Blystone
3220 Seven Eagles Drive
Charlotte, NC  28210

Dear John:

This Agreement is to confirm the terms of your retirement and resignation, and termination of the Employment Agreement between SPX Corporation (the "Company") and you dated as of January 1, 1997, as amended (the "Employment Agreement"). It is understood and agreed that you will resign from your positions of Chairman, President and Chief Executive Officer and as a Director of the Company, effective as of December 8, 2004 (the "Effective Date"), and that, except as expressly stated herein, the Employment Agreement shall be deemed to be terminated as of such date. At the Company's request, you shall execute any and all documents reasonably necessary to confirm your resignation as an officer and director of the Company and its subsidiaries. The following provisions have been agreed between the Company and you in connection with your retirement and resignation and the termination of the Employment Agreement:

1.    Cancellation and Termination of Employment Agreement.

(a) Within 10 days following the Effective Date the Company shall pay to you in U.S. dollars an amount equal to the aggregate of the following:

     i.   $2,800,000 representing payment for two (2) years salary;

     ii. $387,000 representing a lump sum payment of life insurance premiums; and

     iii. $136,600 representing a lump sum payment of your unused vacation pay.

(b) The Company shall pay you an amount equal to your bonus bank balance under the EVA Incentive Compensation Plan ("EVA Plan") remaining after calculations for the 2004 plan year are completed, payable at such time as the other plan participants are paid their bonuses, (but in any event no later than March 31, 2005) minus the amount of your outstanding home relocation loan balance;

     These payments shall be in consideration for your agreement to cancel your Employment Agreement, and all payments under this Agreement shall be subject to applicable withholdings. The Company shall not pay any Gross-up Payment to you under Section 9 of the Employment Agreement.

2. Return of Company Property. All Company property, including without limitation, credit cards and restricted stock certificates in respect of forfeited grants, shall be returned to the Company within five (5) business days after the date hereof, except for your laptop computer and cellular phone.

3. Pending Salary and Other Items. The Company shall pay any accrued and unpaid salary to which you are entitled as of the Effective Date in accordance with normal payroll practices, subject to applicable withholdings. The Company shall reimburse you for all unpaid business expenses incurred by you if submitted to the Chief Financial Officer of the Company within 30 days following the Effective Date in accordance with Company policy.

4. Continuation of Benefits. For a period of three (3) years following the Effective Date (the "Benefit Continuation Period"), the Company shall continue in force Company-provided insurance coverage for you and your spouse (on the same basis as an actual employee), including medical, dental, and vision coverage, based on your elections as of the Effective Date, with your ability to continue medical, dental and vision coverage thereafter at your own expense pursuant to COBRA. If the continuation of any of such coverage is impractical or legally prohibited, the Company shall purchase comparable coverage from third party providers reasonably acceptable to you. If during the Benefit Continuation Period you obtain comparable insurance coverage through your employer (and payable by your employer) then the Company's obligation under this Section 3 shall terminate. In addition, at age 55 you shall be entitled to the same medical coverage benefits in effect at that time for officers of the Company who retire. Except as otherwise expressly provided in this Agreement, all compensation, benefits and perquisites shall cease as of the Effective Date.

5. Age 55 Annuity. On or prior to your 55th birthday the Company shall purchase an annuity for your benefit from an issuer, reasonably acceptable to you, providing you payments over a term specified by you equal to an aggregate amount of $8,000,000 or at your option providing you with a lump sum payment at any time equal to $8,000,000.

6. Stock Options. All options to acquire common stock of the Company granted to you under the stock option plans of the Company and its predecessor, will vest no later than the Effective Date. You will be permitted to exercise such options at any time prior to the earlier of
     (i) the expiration or other termination date of such options or (ii) the second anniversary of the Effective Date.

7.   Restricted Stock.

     You have the following restricted stock grant which have been issued to you:

 Identification of     Number of Shares  Vested  Shares  as Unvested  Shares as
 Grant                 in Grant          of Effective Date  of Effective Date
 -------------------   ----------------  ------------------ -------------------
 2004 Restricted       100,000           0                  100,000
 Stock Grant ("2004"
 Grant")

 Special Retention     1,000,000         0                  1,000,000
 Restricted Stock
 Grant ("Special
 Grant")

 Miscellaneous         4,052             4,052              0
 Restricted Stock
 Grant
 ("Miscellaneous
 Grant")

     With respect to the 2004 Grant the Company shall vest 33,333 shares as of your Effective Date and the remaining 66,667 shares shall be forfeited. All shares under the Special Grant shall be forfeited as of your Effective Date. All shares under the Miscellaneous Grant are vested and are not subject to forfeiture.

8.    Restrictive Covenants.

          (a) Definitions. For purposes of this Agreement, the following terms will be defined as follows:

               (i)  "Confidential  Information"  shall  mean the  Company's trade secrets and all other information unique to the Company and not readily available to the public, including developments, designs, improvements, inventions, formulas, compilations, methods, strategies, forecasts, software programs, processes, know-how, data, research, operating methods and techniques, and all business plans, strategies, costs, profits, customers, vendors, markets, sales, products, key personnel, pricing policies, marketing, sales or other financial or business information, and any modifications or enhancements of any of the foregoing.

               (ii) The term "Business Conducted by the Company or any of its Affiliates" shall mean all businesses conducted by the Company or any of its Affiliates as of the Effective Date, of whatever kind, within or outside of the United States.

               (iii) The term "Affiliates" shall mean (i) any entity that directly or indirectly, is controlled by the Company, and (ii) any entity in which the Company has a significant equity interest.

          (b) Non-Disclosure of Confidential Information. You acknowledge that you have had access to Confidential Information of the Company and/or its Affiliates and agree that you shall not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead shall keep all such matters strictly and absolutely confidential.

          (c) Non-Competition. You agree that for a period of two (2) years after the Effective Date (the "Period"), you shall not, without the prior written consent of the Company, participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that, during the Period, is competitive with the Business Conducted by the Company or any of its Affiliates within the United States (hereinafter, the "Geographic Area") as of the Effective Date.

          (d) Non-Solicitation of Employees. You agree that, during the Period, you shall not, without the prior written consent of the Company, directly or indirectly solicit any current employee of the Company or any of its Affiliates, or any individual who becomes an employee during the Period, to leave such employment and join or become affiliated with any business that is, during the Period, competitive with the Business Conducted by the Company or any of its Affiliates within the Geographic Area as of the Effective Date.

          (e) Non-Solicitation of Suppliers or Customers. You agree that, during the Period, you shall not, without the prior written consent of the Company, directly or indirectly solicit, seek to divert or dissuade from continuing to do business with or entering into business with the Company or any of its Affiliates, any supplier, customer, or other person or entity that had a business relationship with or with which the Company was actively planning or pursuing a business relationship at or before the Effective Date.

          (f) Irreparable Harm. You acknowledge that: (i) your compliance with this Section is necessary to preserve and protect the Confidential Information and the goodwill of the Company and its Affiliates as going concerns; (ii) any failure by you to comply with the provisions of this Section will result in irreparable and continuing injury for which there will be no adequate remedy at law; and (iii) in the event that you should fail to comply with the terms and conditions of this Section, the Company shall be entitled, in addition to such other relief as may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) as may be necessary to cause you to comply with this Section, to restore to the Company its property, and to make the Company whole.

          (g) Unenforceability. If any provision(s) of this Section shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

9. Publicity and Nondisparagement. Both the Company and you shall publicly indicate that you have resigned your employment to allow you to retire and pursue other interests and spend more time with your family. Both you and the Company agree not to, directly or indirectly, make any public disclosure or take any action to cause public disclosure that would be inconsistent with such a resignation. You hereby consent to the public disclosure of the contents of this Agreement by the Company in accordance with applicable laws and regulations governing disclosure of executive compensation.

     Without limiting the provisions of the restrictive covenants set forth in Section 8 above both you and the Company further agree not to, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon you, or in the case of the Company, or its good will, products or business opportunities, or in any manner detrimental to the Company and any parent, subsidiary, affiliate or other entity related to the Company, as well as its or their predecessors, successors and assigns, shareholders, directors, officers, agents, representatives, attorneys, servants, and employees, past, present and future (the "Company Parties") at any time following the Effective Date. If either party breaches this provision, the breaching party agrees to indemnify the other against all liability, costs and expenses, including reasonable attorneys' fees, related to such breach.

     With respect to the Company's obligations in the preceding two paragraphs, the Company shall mean the Company's senior management and Board of Directors.

     The provisions of this Section shall not apply to testimony as a witness, compliance with other legal obligations, assertion of or defense against any claim of breach of this Agreement, and shall not require the Company Parties or you to make false statements or disclosures.

     You shall cooperate fully and voluntarily with the Company and with the Company's counsel in connection with any past, present or future, actual or threatened, litigation, claims, investigations, hearings, actions, or administrative proceeding involving the Company that relate to events, occurrences or conduct occurring (or claimed to have occurred) during the period of your employment by the Company. This cooperation by you shall include, but not be limited to, (i) being reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony; (ii) if depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefore as and to the extent that the Company or its counsel request; (iii) refraining from impeding in any way the Company's prosecution or defense of any such litigation, claims, investigations, hearings, actions, or administrative proceeding; (iv) cooperating fully in the development and presentation of prosecution or defense of any such litigation, claims, investigations, hearings, actions, or administrative proceeding; (v) providing, on a timely basis, advice and consultations as reasonably requested by the Company; (vi) attending depositions (whether or not you are deposed), hearings, investigations, trials or arbitrations, assisting in response to discovery requests, meeting with counsel for the Company, and providing written statements and/or affidavits, all as requested by the Company's General Counsel, or his designee; and (vii) promptly notifying the Company's General Counsel or his designee, if you are contacted by any party, third party or by counsel or a representative representing parties with respect to claims or litigation adverse to the Company, and avoiding discussions with or otherwise providing information to such party, third party, counsel or representative prior to discussions with General Counsel, or his designee, or his representatives, and then only in the presence of the Company's representatives (unless otherwise required by court order).

10. Release. In consideration of the benefits and payment to be paid hereunder, you hereby release, forever discharge and hold harmless the Company Parties, individually and collectively, from any and all claims, demands, causes of action or liabilities, that you ever had, or now have, or that your heirs, executors or administrators hereafter can, shall or may have upon or by reason of any matter, cause or thing whatsoever, whether known or unknown, suspected or unsuspected, arising out of or in any way connected with your employment and/or separation from the Company, except for those claims that cannot be waived by law. Without limiting the generality of the foregoing, this release applies to any right that you have or may have to commence or maintain a charge or action alleging discrimination under any federal, state or local statute (whether before a court or an administrative agency), and any right that you have or may have to commence or maintain a claim or action alleging wrongful termination, breach of contract, commission of tort, or any combination thereof, whether based in law or in equity. You agree not to make, assert or maintain any charge, claim, demand or action that would be covered by this release. If you breach this provision, you agree to indemnify the Company against all liability, costs and expenses, including reasonable attorneys' fees, related to such breach.

11. Indemnification and Insurance. The Company shall continue to indemnify you and provide applicable directors' and officers' liability insurance coverage (including, where required, legal defense) for actions prior to the Effective Date to the same extent it indemnifies and provides liability insurance coverage to officers and directors and former officers and directors of the Company.

12. Legal Fees. The Company will pay the reasonable attorneys' fees and actual out of pocket expenses of your legal advisors incurred in connection with negotiating this Agreement, not to exceed $25,000.00, which amount will be in addition to any payments described elsewhere in this Agreement, upon submission of invoices for such fees and expenses.

13. Tax Matters. You and the Company agree to cooperate to structure the payments made under this Agreement in a manner most tax effective to each party, provided that neither you nor the Company is economically disadvantaged or legally at risk by such structure.

14. Entire Agreement and Interpretation. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified except by a writing signed by you and the Chairman of the Board or Chief Executive Officer of the Company. Except as provided in this Agreement, all other agreements between you and the Company providing for compensation or benefits to you shall be terminated simultaneously with the execution of this Agreement, including but not limited to the Executive Change of Control Agreement dated February 15, 1999 between you and the Company. The laws of the
     State of Delaware shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof. The parties both agree to submit to jurisdiction and venue in the Courts of Delaware. All dollar amounts referred to in this Agreement are in United States currency.

15. Acknowledgements. By signing this Agreement, you expressly acknowledge and agree that:

     (a)  you have read and fully understand the terms of this Agreement;

     (b) you have been advised to consult with and have consulted with the law firm of Vedder Price prior to signing this Agreement;

     (c) each party has cooperated in the preparation of this Agreement and, as a result, this Agreement shall not be construed against any party on the basis that the party was the draftsperson; and

     (d) you have knowingly and voluntarily entered this Agreement, without any duress, coercion or undue influence by anyone.

16. Counterparts. This Agreement may be signed in single or separate counterparts, each of which shall constitute an original.

All questions and dealings with the Company regarding this Agreement shall be through Douglas Hardy.

If the foregoing accurately sets forth our understanding, please execute the enclosed copy of this letter and return it to the Secretary of the Company.

                                    Sincerely yours,

                                    SPX CORPORATION

                                    By: /s/Christopher J. Kearney
                                       -----------------------------

ACCEPTED AND AGREED AS
OF DECEMBER 8, 2004


/s/John B. Blystone
------------------------
John B. Blystone